UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 27, 2014

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Great America Parkway

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 30, 2014, Palo Alto Networks, Inc. (the “Company”) completed its previously announced placement of $575 million aggregate principal amount of 0% Convertible Senior Notes due 2019 (the “Notes”), including the full exercise of the initial purchasers’ over-allotment option, in a private placement to qualified institutional buyers pursuant to an exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold in a private placement to the initial purchasers pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Additional Convertible Note Hedge Transactions

In connection with the initial purchasers’ exercise of their over-allotment option in full, on June 27, 2014, the Company entered into additional privately negotiated convertible note hedge transactions with respect to its common stock (the “Additional Convertible Note Hedge Transactions”) with each of JPMorgan Chase Bank, National Association, London Branch, Royal Bank of Canada and Citibank, N.A. (collectively, the “Counterparties”). The Company paid an aggregate amount of approximately $14.5 million to the Counterparties for the Additional Convertible Note Hedge Transactions. The Additional Convertible Note Hedge Transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, approximately 0.7 million shares of the Company’s common stock, which is the same number of shares initially underlying the Notes sold pursuant to the full exercise of the initial purchasers’ over-allotment option, and are exercisable upon conversion of the Notes at an initial strike price of $110.2779, which corresponds to the initial conversion price of the Notes and is also subject to adjustment. The Additional Convertible Note Hedge Transactions will expire upon the maturity of the Notes, unless earlier settled or terminated.

The Additional Convertible Note Hedge Transactions are intended to reduce the potential dilution to the Company’s common stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price per share of the Company’s common stock, as measured under the Additional Convertible Note Hedge Transactions, is greater than the strike price of the Additional Convertible Note Hedge Transactions.

The Additional Convertible Note Hedge Transactions are separate transactions entered into by the Company with each of the Counterparties and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Additional Convertible Note Hedge Transactions. The foregoing description of the Additional Convertible Note Hedge Transactions is qualified in its entirety by the copy of the form of confirmation for the convertible note hedge transactions attached as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on June 26, 2014 and is incorporated herein by reference.

Additional Warrant Transactions

In addition, concurrently with entering into the Additional Convertible Note Hedge Transactions, on June 27, 2014, in connection with the initial purchasers’ exercise of their over-allotment option in full, the Company separately entered into additional privately negotiated warrant transactions (the “Additional Warrants”) with each of the Counterparties, whereby the Company sold to the Counterparties warrants to acquire, collectively, subject to customary anti-dilution adjustments and the net share settlement and cash settlement provisions under the Additional Warrants, approximately 0.7 million shares of the Company’s common stock at an initial strike price of $137.8475 per share, which represents a premium of 75% over the last reported sale price of the Company’s common stock of $78.77 on June 24, 2014 and is also subject to adjustment. The Company received aggregate proceeds of approximately $10.2 million from the sale of the Additional Warrants to the Counterparties. The Additional Warrants were sold in private placements to the Counterparties pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

If the market price per share of the Company’s common stock, as measured under the Additional Warrants, exceeds the strike price of the Additional Warrants, the Additional Warrants will have a dilutive effect on the Company’s earnings per share, unless the Company elects, subject to certain conditions, to settle the Additional Warrants in cash.

The Additional Warrants are separate transactions entered into by the Company with each of the Counterparties and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Additional Warrants. The foregoing description of the Additional Warrants is qualified in its entirety by the copy of the form of confirmation for the warrants attached as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on June 26, 2014 and is incorporated herein by reference.

Indenture

In connection with the placement of the Notes, the Company entered into an indenture by and between the Company and U.S. Bank National Association, as trustee (the “Indenture”), and issued the Notes pursuant thereto. The Notes will not bear interest, and the principal amount of the notes will not accrete. The Notes may accrue special interest only in limited circumstances. The Notes will mature on July 1, 2019, unless earlier repurchased by the Company or converted at the option of the holders.

The Company used a portion of the net proceeds of the offering of the Notes to pay the cost of privately negotiated convertible note hedge transactions, including the Additional Convertible Note Hedge Transactions noted above, with the Counterparties (after such cost was partially offset by the proceeds from warrant transactions, including the Additional Warrant Transactions noted above, entered into at the same time) and expects to use the remaining proceeds of the offering for general corporate purposes, which may include working capital, capital expenditures, potential acquisitions and strategic transactions.

The initial conversion rate is 9.0680 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $110.28 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid special interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding January 1, 2019, the Notes will be convertible only under the following circumstances (1) during any fiscal quarter commencing after October 31, 2014 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (as defined in the Indenture) (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the Notes on each such trading day; or (3) upon the occurrence of specified corporate events. On or after January 1, 2019 until the close of business on the second scheduled trading day preceding the maturity date, holders may convert all or a portion of their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will be pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination thereof, at the Company’s option, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The Company may not redeem the Notes prior to the maturity date and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture), holders may require the Company to purchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid special interest to, but excluding, the fundamental change purchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; will rank equal in right of payment to the Company’s existing and future unsecured indebtedness that is not so subordinated; will be effectively subordinated in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

The following events are considered “events of default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in any payment of special interest on any Note when due and payable and the default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction (each as described in the Indenture) when due with respect to the Notes;

(5) failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7) failure by the Company or any of its significant subsidiaries (as defined in the Indenture) to pay in excess of $40 million (or its foreign currency equivalent) aggregate principal amount of indebtedness for borrowed money when due and payable (after any applicable cure period), whether at its stated maturity, mandatory prepayment, upon declaration of acceleration or otherwise, which continues for 30 days after notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with the Indenture, unless such indebtedness has been paid or discharged or such indebtedness ceases to be then due and payable as a result of a waiver, consent, cure, rescission or annulment of declaration of acceleration or otherwise; or

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries (as defined in the Indenture).

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the trustee, may declare 100% of the principal of and accrued and unpaid special interest, if any, on all the Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid special interest, if any, will be due and payable immediately. In addition, in case of certain events of bankruptcy, insolvency or reorganization involving the Company, 100% of the principal of and accrued and unpaid special interest on the Notes will automatically become due and payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture between Palo Alto Networks, Inc. and U.S. Bank National Association, dated as of June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin
President and Chief Executive Officer

Date: July 1, 2014

EXHIBIT LIST

Exhibit Number	Description of Exhibit

4.1	Indenture between Palo Alto Networks, Inc. and U.S. Bank National Association, dated as of June 30, 2014.